Elevation Series Trust 485BPOS

Exhibit 99.(i)(1)

January 7, 2026

Elevation Series Trust

1700 Broadway, Suite 2100

Denver, Colorado 80290

Dear Board Members:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 92 to the Registration Statement, File Nos. 333-265972 and 811-23812 (the “Registration Statement”), of Elevation Series Trust (the “Trust”).

We have examined a copy of the Trust’s Second Amended and Restated Agreement and Declaration of Trust, the Trust’s Amended By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after the Registration Statement is effective for purposes of applicable federal and state securities laws, the shares of each fund listed on the attached Exhibit A (the “Funds”), if issued in accordance with the then current Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable.

The opinions expressed herein are limited to matters of Delaware statutory trust law and United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to, and consent to all references to us in, Post-Effective Amendment No. 91 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders and may not be relied upon by any other person or organization without our prior written approval.

Very Truly Yours,

/s/ Thompson Hine LLP

Thompson Hine LLP

EXHIBIT A

1. Clough Hedged Equity ETF
2. Clough Select Equity ETF
3. NPF Core Equity ETF
4. RiverNorth Active Income ETF
5. RiverNorth Enhanced Pre-Merger SPAC ETF
6. RiverNorth Patriot ETF
7. Sovereign’s Capital Flourish Fund
8. SRH REIT Covered Call ETF
9. SRH U.S. Quality GARP ETF
10. The Disciplined Growth Investors Equity Fund
11. The Disciplined Growth Investors Fund
12. The Opal International Dividend Income ETF
13. The Opal Dividend Income ETF
14. TrueShares Active Yield ETF
15. TrueShares ConVex Protect ETF
16. TrueShares Eagle Global Renewable Energy Income ETF
17. TrueShares Equity Hedge ETF
18. TrueShares Quarterly Bull Hedge ETF
19. TrueShares Quarterly Bear Hedge ETF
20. TrueShares S&P Autocallable Defensive Income ETF
21. TrueShares S&P Autocallable High Income ETF
22. TrueShares Seasonality Laddered Buffered ETF
23. TrueShares Structured Outcome (January) ETF
24. TrueShares Structured Outcome (February) ETF
25. TrueShares Structured Outcome (March) ETF
26. TrueShares Structured Outcome (April) ETF
27. TrueShares Structured Outcome (May) ETF
28. TrueShares Structured Outcome (June) ETF
29. TrueShares Structured Outcome (July) ETF
30. TrueShares Structured Outcome (August) ETF
31. TrueShares Structured Outcome (September) ETF
32. TrueShares Structured Outcome (October) ETF
33. TrueShares Structured Outcome (November) ETF
34. TrueShares Structured Outcome (December) ETF
35. TrueShares Technology, AI & Deep Learning ETF
36. Vulcan Value Partners Fund
37. Vulcan Value Partners Small Cap Fund